Exhibit 99.1

Release:	Immediate
Contact:	David Miller (editorial/media) (408) 563-9582	Robert Friess (financial community) (408) 986-7977

Applied Materials Appoints Alexander Karsner to Board of Directors

SANTA CLARA, Calif., September 25, 2008 – Applied Materials, Inc. today announced the appointment of Alexander “Andy” Karsner to serve on its Board of Directors, effective immediately. Mr. Karsner has also been appointed to serve as a member of the Strategy Committee of the Board.

“Mr. Karsner has shown strong leadership in renewable energy policy, technologies, and commercialization, including his role as the chief regulatory official for efficiency, buildings and appliances at the Department of Energy,” said James C. Morgan, chairman of Applied Materials. “His extensive background in the global energy market will be invaluable to the Board as we chart the strategic path for our Energy and Environmental Solutions business through the current and future energy landscape.”

Mr. Karsner served as Assistant Secretary for Energy Efficiency and Renewable Energy at the U.S. Department of Energy (DOE) from March 2006 to August 2008. In that position, he managed the United States’ $1.72 billion federal applied science, research, development and deployment portfolio, which promotes marketplace integration of renewable and environmentally-sound energy technologies. Mr. Karsner was a principal contributor to the U.N.-sponsored climate change negotiations, the major economies meetings, and the Asia Pacific Partnership on behalf of the U.S., and helped establish the “Bali Roadmap” towards achieving a post-2012 global framework accord on energy security and emissions reduction. He led efforts to implement two landmark bipartisan pieces of legislation: the Energy Policy Act of 2005 and the Energy Independence and Security Act of 2007 to reduce America’s dependency on oil, change federal procurement, and elevate standards for energy efficiency.

Prior to joining the DOE, Mr. Karsner had a successful track record in the private sector as an international infrastructure developer and energy entrepreneur managing and financing large-scale power projects around the world. His experience encompasses a wide range of technologies and fuel sources, including oil, natural gas, coal, wind, solar and biomass. He was Managing Director of Enercorp LLC, a private company involved in international project development, management and financing of renewable energy infrastructure. Mr. Karsner has also worked with Tondu Energy Systems of Texas, Wartsila Power Development of Finland and other multi-national energy firms and developers.

Mr. Karsner received a B.A. with honors from Rice University and an M.A. from Hong Kong University.

Applied Materials, Inc. (Nasdaq:AMAT) is the global leader in Nanomanufacturing Technology™ solutions with a broad portfolio of innovative equipment, services and software products for the fabrication of semiconductor chips, flat panels, solar photovoltaic cells, flexible electronics and energy efficient glass. At Applied Materials, we apply Nanomanufacturing Technology to improve the way people live. Learn more at www.appliedmaterials.com.

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